UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2015

Lazard Ltd

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-32492	98-0437848
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Clarendon House 2 Church Street Hamilton, Bermuda	HM-11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-1422

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 10, 2015, Lazard Ltd issued a press release announcing the intention of its subsidiary Lazard Group LLC (“Lazard Group”) to offer an aggregate principal amount of $400 million of Lazard Group’s Senior Notes due 2025 (the “Notes”) in a registered public offering pursuant to Lazard Group’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission on May 29, 2014 (Registration No. 333-196350). The February 10, 2015 press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Notes will have an interest rate of 3.750% per annum and will be issued at a price equal to 99.718% of their face value. Lazard Group intends to use the net proceeds of the Notes offering, together with cash on hand, to redeem or otherwise retire $450 million of its outstanding 6.85% Senior Notes due June 15, 2017 (the “Existing 2017 Notes”) in accordance with the terms of the indenture governing the Existing 2017 Notes and to pay fees and expenses related to the foregoing. Lazard Group estimates that it will incur a loss on debt extinguishment in connection with the redemption or retirement of such Existing 2017 Notes of approximately $61 million, net of tax.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD

By:	/s/ Matthieu Bucaille
Name:	Matthieu Bucaille
Title:	Chief Financial Officer

Date: February 10, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 10, 2015